FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2022
Third Quarter Results
Record Quarterly Sales of $101.6 million, up 25%

COLUMBUS, OH, November 8, 2022 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal periods ended September 30, 2022.

Third Quarter 2022 Highlights

•Net sales of $101.6 million, up 25.4% from $81.0 million in the prior year; and product sales of $92.3 million, up 36.5% from the prior year.
•Gross margin of $13.3 million, or 13.1% of net sales, compared to $6.4 million or 7.9% of net sales.
•Selling, general and administrative expenses of $8.7 million, or 8.5% of net sales compared to $8.8 million or 10.9% in the prior year same period. Fiscal 2021 results included $1.8 million of costs from a plant closure.
•Operating income of $4.6 million, or 4.6% of net sales, versus operating loss of $(2.4) million, or (3.0)% of net sales in the prior year.
•Net income of $1.3 million, or $0.16 per diluted share, compared to net loss of $(3.3) million, or $(0.41) a year ago. Fiscal 2022 net income included a one-time $1.6 million, or $0.19 per share2, loss on extinguishment of debt associated with the completed debt refinancing that occurred during the quarter.
•Adjusted EBITDA1 of $8.4 million, or 8.3% of net sales, compared to $0.4 million, or 0.5% of net sales in the prior year.

Nine Month 2022 Highlights

•Net sales of $290.9 million, up 24% from $234.3 million in the prior year; and product sales of $275.6 million, up 27.6% from the prior year.
•Gross margin of $40.9 million, or 14.1% of net sales, compared to $32.9 million or 14.0% of net sales.
•Selling, general and administrative expenses of $25.9 million, or 8.9% of net sales compared to $23.7 million or 10.1% in the prior year same period. Fiscal 2021 results included $2.0 million of costs from a plant closure.
•Operating income of $15.0 million, or 5.2% of net sales, versus $9.1 million, or 3.9% of net sales in the prior year.
•Net income of $7.4 million, or $0.87 per diluted share, compared to net income of $4.2 million, or $0.50 a year ago. Fiscal 2022 net income included a one-time $1.6 million, or $0.19 per share, loss on extinguishment of debt associated with the completed debt refinancing that occurred during the quarter.
•Adjusted EBITDA1 of $25.9 million, or 8.9% of net sales, compared to $18.7 million, or 8.0% of net sales in the prior year.

1 Adjusted EBITDA is a non-GAAP financial measure as defined and reconciled below.
2 Adjusted earnings per share is a non-GAAP financial measure as defined and reconciled below.

David Duvall, the Company’s President and Chief Executive Officer, said, “We are pleased to report strong sales for the quarter, increasing 25% to a record $101.6 million in the third quarter. Major programs continue to ramp up this year, and net new wins are on track totaling $24 million. We are also delighted to have signed a new agreement with Universal Forest Products ("UFP"), which extends our relationship for another 5 years. Our long-term relationships with large, blue-chip companies like UFP remain a high priority for us, and our goal is to continue providing value-added solutions for a diverse group of essential industries including industrial, utilities, building products, commercial, packaging, transportation, powersports, as well as infrastructure-related businesses throughout North America.

“The demand environment for our products and solutions remains strong and we continue to be excited about customer launches this year. These product launches are primarily in expanding industries and end markets that benefit from our light weighting, low cost, and durable engineered solutions, which also represent important margin-enhancing initiatives,” Duvall concluded.

John Zimmer, the Company’s EVP and Chief Financial Officer commented, “Third quarter delivered continued strength in our results and, although we continue to see strong customer demand, we remain guarded for 2023 due to potential macro-economic headwinds. Gross margin improvements from the prior year were impacted by the Company's successful efforts to recover raw material cost increases. We also continue to work on operational efficiencies and respond to inflation in order to stabilize margins, while balancing the seasonality of our business.

“Once again, we ended the quarter with a strong working capital position from organic growth, as well as good financial liquidity. We completed our debt refinancing and interest rate swap transactions during the quarter, which provides financial flexibility and liquidity to grow and deliver on commitments of long-term value creation,” concluded Zimmer.

2022 Capital Expenditures

The Company’s capital expenditures for the first nine months of the year were $12.3 million. As a result of the net new business and program wins through the first nine months of 2022 of $24 million, on top of $75 million of net new business wins in 2021, the Company plans for 2022 capital expenditures of approximately $18 million. In 2022, expenditures for automation and the addition of three presses in the direct long fiber and structural foam processes will provide added capacity to allow the Company to meet its current demand and to add new business.

Financial Position at September 30, 2022

The Company’s total liquidity at the end of the third fiscal quarter 2022 was $46.5 million, with $509 thousand in cash, $20.9 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $24.5 million at September 30, 2022. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times Adjusted EBITDA1 at the end of the fiscal third quarter. The Company had a return on capital employed1 of 14.6% on an annualized basis for the nine months ended September 30, 2022.

On July 22, 2022, the Company refinanced its existing debt facility with a new credit facility in an aggregate principal amount of $75 million, evenly divided between a revolving loan, term loan and capex loan commitment. Concurrent with the closing of this new credit facility, the Company entered into an interest rate swap agreement through July 22, 2027, on the $25 million term loan and will pay a fixed rate of 2.95% plus a margin of 180 to 230 basis points determined based on the Company's leverage ratio. The Company repaid in full its existing Wells Fargo and FGI term loans with proceeds from the new credit facility.

1 Adjusted EBITDA and return on capital employed are metrics and non-GAAP financial measures as defined and reconciled below.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the quarter ended September 30, 2022. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through November 15, 2022, by calling (877) 344-7529 and using passcode ID: 8621534#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up, direct long-fiber thermoplastics (“D-LFT”) and structural foam and structural web injection molding (“SIM”). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the coronavirus (COVID-19) global pandemic on our business, changes in the plastics, transportation, marine and commercial product industries, efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements, the Company’s initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
John Zimmer
Executive Vice President & Chief Financial Officer
614-870-5604

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Net sales:
Products	$92,340	$67,643	$275,558	$215,894
Tooling	9,266	13,382	15,375	18,421
Total net sales	101,606	81,025	290,933	234,315

Total cost of sales	88,303	74,610	250,015	201,446

Gross margin	13,303	6,415	40,918	32,869

Selling, general and administrative expense	8,671	8,808	25,889	23,744

Operating income (loss)	4,632	(2,393)	15,029	9,125

Other income and expense
Loss due to the extinguishment of debt	1,582	—	1,582	—
Interest expense	511	563	1,511	1,725
Net periodic post-retirement benefit	(31)	(40)	(93)	(120)
Total other income and expense	2,062	523	3,000	1,605

Income (loss) before income taxes	2,570	(2,916)	12,029	7,520

Income tax expense	1,251	396	4,658	3,290

Net income (loss)	$1,319	$(3,312)	$7,371	$4,230

Net income (loss) per common share:
Basic	$0.16	$(0.41)	$0.87	$0.50
Diluted	$0.16	$(0.41)	$0.87	$0.50

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	9/30/2022	As of
	(unaudited)	12/31/2021
Assets:
Current assets:
Cash and cash equivalents	$509	$6,146
Accounts receivable, net	54,297	35,261
Inventories, net	26,854	25,129
Prepaid expenses and other current assets	6,980	8,606
Total current assets	88,640	75,142

Right of use asset	4,317	5,577
Property, plant and equipment, net	81,443	75,897
Goodwill	17,376	17,376
Intangibles, net	8,106	9,567
Other non-current assets	2,602	3,133
Total Assets	$202,484	$186,692

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,205	$3,943
Revolving debt	4,052	4,424
Accounts payable	34,277	22,695
Contract liabilities	3,120	6,256
Compensation and related benefits	8,187	7,532
Accrued other liabilities	8,186	8,202
Total current liabilities	59,027	53,052

Other non-current liabilities	3,725	4,605
Long-term debt	23,295	21,251
Post retirement benefits liability	7,765	7,689
Total Liabilities	93,812	86,597

Stockholders' Equity:
Common stock	84	82
Paid in capital	39,718	38,013
Accumulated other comprehensive income, net of income taxes	1,056	1,075
Treasury stock	(29,099)	(28,617)
Retained earnings	96,913	89,542
Total Stockholders' Equity	108,672	100,095
Total Liabilities and Stockholders' Equity	$202,484	$186,692

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine months ended September 30,
	2022	2021
Cash flows from operating activities:
Net income	$7,371	$4,230
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,406	9,273
Loss on disposal of property, plant and equipment	—	625
Deferred income tax	—	(595)
Share-based compensation	1,705	1,416
Loss on the extinguishment of debt	1,234	—
Losses on foreign currency	178	214
Change in operating assets and liabilities:
Accounts receivable	(19,036)	(11,843)
Inventories	(1,725)	(4,050)
Prepaid and other assets	1,940	(1,829)
Accounts payable	10,355	6,841
Accrued and other liabilities	(2,773)	1,085
Post retirement benefits liability	(166)	(319)
Net cash provided by operating activities	8,489	5,048
Cash flows from investing activities:
Purchase of property, plant and equipment	(12,284)	(8,301)
Net cash used in investing activities	(12,284)	(8,301)
Cash flows from financing activities:
Gross borrowings on revolving loans	(120,357)	(19,465)
Gross repayment on revolving loans	119,985	21,365
Payment of deferred loan costs	(402)	(2)
Payments related to the purchase of treasury stock	(482)	(96)
Proceeds from term loan	25,000	—
Payment on principal on term loans	(25,586)	(2,065)
Net cash used in financing activities	(1,842)	(263)
Net change in cash and cash equivalents	(5,637)	(3,516)
Cash and cash equivalents at beginning of year	6,146	4,131
Cash and cash equivalents at end of year	$509	$615
Cash paid for:
Interest	$1,320	$1,376
Income taxes	$5,378	$4,313
Non cash investing activities:
Fixed asset purchases in accounts payable	$1,058	$123
Non-cash financing activities:
Deposit used in payment of principal on term loans	$1,200	$—

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) plant closure costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment and net working capital. Return on capital employed represents earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. Adjusted earnings per share represents (i) net income excluding the loss due to extinguishment of debt (ii) divided by weighted average shares outstanding. These metrics are supplemental measures of our operating performance that are neither required by nor presented in accordance with, GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. We present Adjusted EBITDA because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA and Adjusted Earnings per Share, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net income (loss)	$1,319	$(3,312)	$7,371	$4,230
Provision for income taxes	1,251	396	4,658	3,290
Total other expenses(1)	2,062	523	3,000	1,605
Depreciation and amortization	3,170	2,218	9,146	8,140
Share-based compensation	623	612	1,705	1,416
Adjusted EBITDA	$8,425	$437	$25,880	$18,681

Adjusted EBITDA as a percent of net sales	8.3%	0.5%	8.9%	8.0%

(1)Includes interest expense and non-cash periodic post-retirement benefit cost and loss due to the extinguishment of debt

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

	Three months ending December 31, 2021	Nine months ending September 30, 2022	Trailing Twelve Month Adjusted EBITDA
Net income	$441	$7,371	$7,812
Provision for income taxes	958	4,658	5,616
Total other expenses(1)	586	3,000	3,586
Depreciation and amortization	2,222	9,146	11,368
Share-based compensation	470	1,705	2,175
Plant closure costs(2)	68	—	68
Adjusted EBITDA	$4,745	$25,880	$30,625

Total Outstanding Term Debt as of September 30, 2022			$24,500

Debt to Trailing Twelve Months Adjusted EBITDA			0.80

(1)Includes interest expense and non-cash periodic post-retirement benefit cost and loss due to the extinguishment of debt
(2)Reflects Cincinnati facility closing

Core Molding Technologies, Inc.
Computation of Return on Capital Employed
Nine Months Ended September 30, 2022 and 2021
(unaudited, in thousands)

	2022	2021
Equity	$108,672	$100,095
Structure debt	28,552	29,618
Total structured investment	$137,224	$129,713

Operating income	$15,029	$9,125
Return on capital employed	11.0%	7.0%
Annualized return on capital employed	14.6%	9.3%

Core Molding Technologies, Inc.
Free Cash Flow
Nine Months Ended September 30, 2022 and 2021
(unaudited, in thousands)

	2022	2021
Cash flow provided by operations	$8,489	$5,048
Purchase of property, plant and equipment	(12,284)	(8,301)
Free cash flow (deficit) surplus	$(3,795)	$(3,253)

Core Molding Technologies, Inc.
Adjusted Earnings per Share
(unaudited, in thousands)

	Three months ending September 30, 2022	Nine months ending September 30, 2022
Net Income	$1,319	$7,371
Loss due to extinguishment of debt	1,582	1,582
Tax impact(1)	—	—
Adjusted net income	$2,901	$8,953

Weighted average common shares outstanding - basic	8,414,000	8,337,000
Weighted average common and potentially issuable common shares outstanding - diluted	8,418,000	8,338,000

Net income per share - Basic	$0.16	$0.87
Loss due to extinguishment of debt per share - Basic	0.19	0.19
Tax impact per Share - Basic(1)	—	—
Adjusted Net income per share - Basic	$0.35	$1.06

Net income per share - Diluted	$0.16	$0.87
Loss due to extinguishment of debt per share - Diluted	0.19	0.19
Tax impact per Share - Diluted(1)	—	—
Adjusted Net income per share - Diluted	$0.35	$1.06
(1)Due to the Company's net operating loss position in the United States, tax benefits from losses are fully offset by a valuation allowance